Era Group Appoints Jennifer Whalen as Acting Chief Financial Officer

HOUSTON, June 16, 2017 (GLOBE NEWSWIRE) -- Era Group Inc. (NYSE: ERA) today announced that Jennifer Whalen has been appointed to the position of Vice President, Acting Chief Financial Officer, effective immediately. Ms. Whalen, who had served as Era’s Vice President and Chief Accounting Officer, will continue to serve as Era’s principal accounting officer. This leadership change was implemented in connection with the elimination of multiple management positions to maintain a competitively advantaged cost structure.

Christopher Bradshaw, Era’s President and Chief Executive Officer, noted, “Given the challenging conditions in the current offshore oil and gas market, we continue to seek out ways we can reduce administrative costs without sacrificing quality of service, integrity in reporting and safety in operations. Jennifer’s experience, technical abilities and extensive knowledge of Era’s business have over the past five years made her a valued leader of our financial team, she is fully prepared for her new responsibilities. I want to thank Andy Puhala and the other departing members of management for their contributions to Era and wish them the best in their future endeavors.”

Ms. Whalen has over 16 years of experience in finance and accounting and was instrumental in the process that enabled Era to become an independent public company following its spin-off. After joining Era as Controller in 2012, Ms. Whalen was appointed Vice President and Chief Accounting Officer in August 2013. Prior to joining Era, Ms. Whalen served in several capacities at nLIGHT Photonics Corporation, a high performance laser supplier, including Director of Accounting. Prior to these roles, Ms. Whalen served as the Manager of Accounting at InFocus Corporation for two years and started her career in the assurance practice with PricewaterhouseCoopers. Ms. Whalen is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Alabama A&M University and a Master’s degree in Accounting from the University of Southern California.

About Era Group

Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India and Suriname. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era Group’s helicopters are used to perform emergency air medical, search and rescue, firefighting, utility, VIP transport and flightseeing services. Era Group also provides a variety of operating lease solutions and technical fleet support to third party operators as well as offering unmanned aerial solutions.

For additional information concerning Era, contact Christopher Bradshaw
(713) 369-4644
or visit Era Group's website at www.eragroupinc.com